Exhibit 99.1

EXPRESSJET ANNOUNCES APPOINTMENT OF TOM HANLEY TO BOARD OF DIRECTORS AND 2010 ANNUAL MEETING RESULTS

            HOUSTON, May 19, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today announced its Board of Directors appointed Thomas M. Hanley to the Board effective May 13, 2010.

            Tom’s appointment fills the spot vacated by Jim Ream’s resignation from the Company effective January 1, 2010.  Tom will be a Class I Director and his initial term will expire at the 2011 Annual Meeting.  Including Tom, ExpressJet’s Board currently consists of nine members.

            ExpressJet is also pleased to announce that the two proposals stockholders considered and voted upon at the 2010 Annual Meeting passed.  These proposals included election of three Class III directors to the Board, including Salvadore J. Badalamenti, Kim A. Fadel and Judith R. Haberkorn.  ExpressJet stockholders also ratified KPMG LLP as its independent auditors for 2010.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 134 scheduled destinations in North America and the Caribbean with approximately 1,200 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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